Exhibit 99.1

Contact: Sean K.F. Hannan, Vice President, Investor Relations Sean.Hannan@ttmtech.com +1 339 466 7737

TTM Technologies, Inc. Announces New $1.0 Billion Cash Flow Revolver and Upsized Term Loan B

Santa Ana, CA – June 3, 2026 – TTM Technologies, Inc. (NASDAQ: TTMI) (“TTM”), a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including printed circuit boards (“PCB”s) and substrates, announced today that it has completed the closing of a new $1.0 billion cash flow senior secured revolver and a repriced and upsized senior secured Term Loan B (“TLB”) in the aggregate principal amount of $400 million.

“Consistent with plans communicated during our May 27th Investor Day presentation, we are excited to announce that we have brought on new credit facilities to strengthen our financial position while providing flexibility to pursue strategic initiatives,” said Dan Boehle, Executive Vice President and Chief Financial Officer. “Together with our solid balance sheet and healthy operational performance, we have enhanced our long-term capital structure to support further sustainable growth and maximize shareholder value in 2026 and beyond.”

TLB Highlights

•	Repriced and upsized TLB due May 2030 in the aggregate principal amount of $400 million.
•	The new TLB has been priced at Term SOFR+ 1.75%, a reduction of 50 basis points from our prior term loan B commitments.
•	Reduced pricing is anticipated to provide meaningful cash interest savings for the remaining term.

Cash Flow Revolver Highlights

•	The maximum availability under the multi-currency cash flow senior secured revolving credit facility is $1.0 billion, maturing in May 2031.
•	The new revolver replaced our prior $150 million U.S. and $150 million Asia asset-based-lending (ABL) facilities.

About TTM

TTM Technologies, Inc. is a leading global manufacturer of technology products, including mission systems, radio frequency (“RF”) components, RF microwave/microelectronic assemblies, and technologically advanced interconnect products, including PCBs and substrates. TTM stands for time-to-market, representing how TTM’s time-critical, one-stop design, engineering and manufacturing services enable customers to reduce the time required to develop new products and bring them to market. Additional information can be found at www.ttm.com.

Forward-Looking Statements

This release contains forward-looking statements that relate to future events or performance. TTM cautions you that such statements are simply predictions and actual events or results may differ materially. These statements reflect TTM’s current expectations, and TTM does not undertake to update or revise these forward-looking statements, even if experience or future changes make it clear that any projected results expressed or implied in this or other TTM statements will not be realized. Further, these statements involve risks and uncertainties, many of which are beyond TTM’s control, which could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include, but are not limited to, general market and economic conditions, including interest rates, currency exchange rates, and consumer spending, demand for TTM’s products, market pressures on prices of TTM’s products, warranty claims, changes in product mix, contemplated significant capital expenditures and related financing requirements, TTM’s dependence upon a small number of customers, and other factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of TTM’s public reports filed with the SEC.